Exhibit 10.01

Entercom Communications Corp.

Non-employee Director Compensation Policy

Cash Compensation:

Annual Board Retainer: $40,000 per year.

Committee Membership Fee:

•	Audit Committee - $7,500 per year

•	Compensation Committee - $2,500 per year; and

•	Nominating/Corporate Governance Committee - $2,500 per year.

Committee Chair Fee:

•	Audit Committee Chair - $15,000 per year; and

•	Compensation Committee Chair - $12,500 per year.

•	Nominating/Corporate Governance Chair - $5,000 per year.

Payment: The Board Retainer, Committee Membership Fees and Committee Chair Fees shall be paid in equal quarterly installments on May 31, August 31, November 30 and February 28 following election to the board, committee or chair position, as applicable; provided that each non-employee director shall have the option, on or before their date of election, to choose to receive restricted stock of the Company in lieu of such cash payments. Any such choice to receive restricted stock in lieu of cash will be granted on the date of election to the board, committee or chair position and the number of shares will be computed based on the closing price of the Company’s stock at the end of the last trading day immediately preceding such election. Such shares will vest on the day prior to next the annual meeting of shareholders. For partial year service the applicable fee(s) will be prorated based upon the days of service.

Equity Compensation: An annual grant of $60,000 in shares of restricted stock shall be granted at the time of annual grants to employees of the Company in the form previously approved by the Compensation Committee and shall vest over four years. The number of shares will be computed based on the closing price of the Company’s stock at the end of the last trading day immediately preceding the grant date.